EXHIBIT 21


                           Subsidiaries of Registrant

                                         Percentage                State of
Name                                     Ownership                 Organization
------------------------                 ----------                -------------
Kirlin Securities, Inc.                    100%                    Delaware

Greenleaf Management Corp.                 100%                    New York

VentureHighway.com Inc.(1)                 63.7%                   New York

Princeton Investments Holding Corp.(2)     100%(3)                 New Jersey

Princeton Securities Corporation(2)        100%(4)                 New Jersey

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(1)      In dissolution.

(2)      Inactive

(3)      Owned by VentureHighway.com Inc.

(4)      Owned by Princeton Investments Holding Corp.